As filed with the Securities and Exchange Commission on November 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Bird Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3723155
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

406 Broadway, Suite 369

Santa Monica, California 90401

(Address of principal executive offices) (Zip code)

Amended and Restated Bird Global, Inc. 2017 Stock Plan

Bird Global, Inc. 2021 Incentive Award Plan

Bird Global, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Lisa Murison

General Counsel

Bird Global, Inc.

406 Broadway, Suite 369

Santa Monica, California 90401

(866) 205-2442

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq. Christopher J. Clark, Esq. Latham & Watkins LLP 555 Eleventh St. NW Washington, District of Columbia 20004 (202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share
Amended and Restated Bird Global, Inc. 2017 Stock Plan	17,820,688(2)	$8.20(3)	$146,129.641.60(3)	$13,546.22
Bird Global, Inc. 2021 Incentive Award Plan	86,928,794(4)	$8.20(3)	$712,816,110.80(3)	$66,078.05
Bird Global, Inc. 2021 Employee Stock Purchase Plan	10,971,226(5)	$8.20(3)	$89,964,053.20(3)	$8,339.67
Total	115,720,708		$948,909,805.60	$87,963.94

(1)

Pursuant to Rule 416(a) and Rule 416(b) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover additional shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Bird Global, Inc. (the “Company”) that become issuable under the Amended and Restated Bird Global, Inc. 2017 Stock Plan (the “2017 Plan”), the Bird Global, Inc. 2021 Incentive Award Plan (the “2021 Plan”), and the Bird Global, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock subject to awards outstanding under the 2017 Plan as of November 4, 2021. To the extent awards outstanding under the 2017 Plan are forfeited, lapse unexercised, or are settled in cash, the shares of Common Stock subject to the awards will be available for future issuance under the 2021 Plan.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on November 8, 2021, which date is within five business days prior to the filing of this Registration Statement.

(4)

Represents shares of Common Stock initially available for future issuance under the 2021 Plan, which number consists of (a) 59.500,730 shares of Common Stock initially available for issuance under the 2021 Incentive Plan and (b) an additional 27,428,064 shares of Common Stock that may become issuable under the 2021 Incentive Plan pursuant to its terms.

(5)

Represents 10,971,226 shares of Common Stock initially available for future issuance under the ESPP, which number consists of (a) 5,485,613 shares of Common Stock initially available for issuance under the ESPP and (b) an additional 5,485,613 shares of Common Stock that may become issuable under the ESPP pursuant to its terms.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company pursuant to the Exchange Act are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s prospectus, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on October 7, 2021, in connection with the Company’s Registration Statement on Form S-4, as amended (Reg. No. 333-256187); and

(b)

the description of the Company’s Common Stock contained in the prospectus included in the Company’s Registration Statement on Form 8-A (File No. 001 41019) filed with the Commission on November 2, 2021 pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws limit the liability of the Company’s directors to the fullest extent permitted by the DGCL, and provide that the Company will indemnify its directors to the fullest extent permitted by the DGCL. The Company is party to indemnification agreements with each of its directors and executive officers. These agreements provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and will provide for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company maintains a general liability insurance policy, which covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1*	Amended and Restated Certificate of Incorporation of the Company.

4.2*	Amended and Restated Bylaws of the Company.

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Ernst & Young LLP (with respect to the Bird Global, Inc. balance sheet and the Bird Rides, Inc. consolidated financial statements).

23.2*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Frank, Rimerman + Co. LLP.

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1*	Amended and Restated Bird Global, Inc. 2017 Stock Plan.

99.2	Form of Stock Option Agreement (under Amended and Restated Bird Global, Inc. 2017 Stock Plan) (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (File No. 333-256187), filed with the SEC on August 18, 2021).

99.3	Form of Restricted Stock Unit Agreement (under Amended and Restated Bird Global, Inc. 2017 Stock Plan) (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 (File No. 333-256187), filed with the SEC on August 18, 2021).

99.4*	Bird Global, Inc. 2021 Incentive Award Plan.

99.5*	Form of Stock Option Grant Notice and Stock Option Agreement (under Bird Global, Inc. 2021 Incentive Award Plan).

99.6*	Form of SVP+ Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (under Bird Global, Inc. 2021 Incentive Award Plan).

99.7*	Form of CEO Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (under Bird Global, Inc. 2021 Incentive Award Plan).

99.8*	Form of Performance-Based Restricted Stock Grant Notice and Performance-Based Restricted Stock Grant Agreement (Restricted Earnout Shares) (under Bird Global, Inc. 2021 Incentive Award Plan).

99.9*	Form of Performance-Based Restricted Stock Grant Notice and Performance-Based Restricted Stock Grant Agreement (Management Award) (under Bird Global, Inc. 2021 Incentive Award Plan).

99.10*	Bird Global, Inc. 2021 Employee Stock Purchase Plan.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 9, 2021.

BIRD GLOBAL, INC.

By:	/s/ Travis VanderZanden
Travis VanderZanden
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Travis VanderZanden and Yibo Ling, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place, and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on November 9, 2021 in the capacities indicated.

Signature	Title

/s/ Travis VanderZanden	Chief Executive Officer and Director (Principal Executive Officer)
Travis VanderZanden

/s/ Yibo Ling	Chief Financial Officer (Principal Financial Officer)
Yibo Ling

/s/ Gregory Wright	Controller (Principal Accounting Officer)
Gregory Wright

/s/ Roelof F. Botha	Director
Roelof F. Botha

/s/ Daniel Friedland	Director
Daniel Friedland

/s/ Nathaniel Justin Kan	Director
Nathaniel Justin Kan

/s/ Robert Komin	Director
Robert Komin

/s/ Racquel Russell	Director
Racquel Russell

/s/ David Sacks	Director
David Sacks